Exhibit 99.2

Shutterfly Inc. Announces CEO Transition to Occur in 2016

REDWOOD CITY, Calif. — December 1, 2015 — Shutterfly Inc. (NASDAQ:SFLY), the leading manufacturer and digital retailer of high-quality personalized photo products and services offered through a family of lifestyle brands, announced today that Jeffrey Housenbold plans to step down from his roles as president, chief executive officer and member of the Company’s Board of Directors to pursue other opportunities, effective February 2016. Housenbold will continue in his position full-time until February 2016 to ensure a smooth transition of leadership. The Board of Directors has hired Spencer Stuart to assist the search committee in recruiting a new chief executive officer.

Under Housenbold’s leadership, Shutterfly has grown from a start-up with a single brand, 103 employees, and $54 million in revenue to the fifth largest standalone ecommerce company in the U.S. with a market share estimated to be eight times the size of its closest online competitor, a portfolio of seven premium lifestyle brands, a fast growing enterprise business, 2,000 full-time employees and more than one billion dollars in annual revenue.

“I am honored and privileged to have served as president and CEO of this great company,” said Housenbold. “I would like to highlight my deep appreciation for the tens of millions of customers who have trusted us with 30 billion of their most precious memories. I would also like to thank Shutterfly employees, who have built an internationally recognized brand. Together, we pioneered and continue to lead our industry by developing the most innovative, intuitive and highest quality products and services with trend-forward designs and best-in-class customer service; all while delivering the largest profit margins in our industry.”

Housenbold continued, “After 11 years as CEO, the time has come to recharge my batteries and find a new career adventure. Over the next few months, I am committed to helping ensure a smooth transition, assisting the Board in finding my successor, and leading the company through our important fourth quarter. Looking ahead, I am fully confident the team will successfully execute the rollout of Shutterfly 3.0, setting the stage for the next phase of growth for the company.”

“On behalf of the entire Board, I want to thank Jeff for his vision, leadership and outstanding contributions to Shutterfly,” said Philip Marineau, chairman of the board. “Jeff has led this company through a period of transformative growth and diversification, while promoting a culture recognized as one of the best and most diverse in the country. Under his leadership, the value of Shutterfly has increased by more than 17 times. Additionally, Jeff has built a deep bench of senior talent with a customer centric attitude that will continue to deliver long-term value for our shareholders. We appreciate Jeff’s willingness to assist in a smooth transition and wish him the very best for the future.”

At this time, the Company is reaffirming its full year revenue and adjusted EBITDA guidance of $1.040 billion to $1.060 billion and 18% to 18.5% of net revenues respectively as provided on its October 27, 2015 Q3 Earnings Call.

Notice Regarding Forward-Looking Statements

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. These forward-looking statements include statements regarding the Company's growth and financial expectations and statements about historical results that may suggest trends for our business. The Company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy; changes in consumer discretionary spending as a result of the macroeconomic environment; the loss of sales partners for our products; our ability to expand our customer base, increase sales to existing customers and meet production requirements; our ability to successfully integrate acquired businesses and assets; our ability to retain and hire necessary employees, including seasonal personnel, and appropriately staff our operations; the impact of seasonality on our business; the ability of our systems to handle peak customer demand, our ability to develop innovative, new products and services on a timely and cost effective basis; consumer acceptance of our products and services; our ability to develop additional adjacent lines of business; unforeseen changes in expense levels; and competition and pricing strategies of our competitors, which could lead to pricing pressure. For more information regarding the risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements, as well as risks relating to our business in general, we refer you to the "Risk Factors" section of the Company's most recent Form 10-K and Form 10-Q, and the Company's other filings, which are available on the Securities and Exchange Commission's Web site at www.sec.gov. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information.

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About Shutterfly, Inc.

Shutterfly, Inc. is the leading manufacturer and digital retailer of high-quality personalized products and services offered through a family of lifestyle brands. Founded in 1999, the Shutterfly, Inc. family of brands includes Shutterfly®, where your photos come to life in photo books, cards and gifts; Tiny Prints®, premium cards and stationery for all life’s occasions; Wedding Paper Divas®, wedding invitations and stationery for every step of the planning process; MyPublisher®, one of the pioneers in the photo book industry and creator of easy-to-use photo book-making software; ThisLife®, a private, cloud-based solution that makes it easy for consumers to find, share and enjoy their photos and videos, all in one place; and BorrowLenses®, the premier online marketplace for photographic and video equipment rentals. For more information about Shutterfly, Inc. (SFLY), visit www.shutterflyinc.com.

Contacts:

Investors:

Christiane Pelz, 650-632-2310

cpelz@shutterfly.com

Media:

Gretchen Sloan, 650-610-5276

gsloan@shutterfly.com